PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(4)
To Prospectus Dated May 9, 2003	Registration No. 333-103837

Artisan Components, Inc.

676,531 Shares of Common Stock

This prospectus supplement relates to the sale of 676,531 shares of common stock of Artisan Components, Inc. (the “Company”) by certain selling stockholders.

This prospectus supplement should be read in conjunction with the prospectus dated May 9, 2003, which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in the prospectus supplement shall have the meanings given them in the prospectus.

The table below sets forth information concerning beneficial ownership of the common stock of the selling securityholders as listed below. All information concerning beneficial ownership has been confirmed by the selling stockholders.

	Nmber of Shares Underlying Options Exercisable on or Before November 16, 2003	Shares Beneficially Owned Prior to Offering		Number of Shares Being Offered	Shares Beneficially Owned After Offering
Selling Stockholder		Number	Percent		Number	Percent
Lisa Lipscomb	—	63,215	*	—	63,215	*
Robert Nunn	—	4,300	*	—	4,300	*
William R. Peavey(2)	53,088	56,171	*	2,653	53,518	*
David Smith	—	63,216	*	—	63,216	*

*	Less than 1% of the outstanding shares of common stock.

(1)	Computed in accordance with Rule 13d-3(d)(i) promulgated under the Exchange Act and based upon 22,163,757 shares of common stock outstanding as of September 17, 2003, treating as outstanding the number of shares of common stock shown as being issuable upon the assumed exercise by the named holder of the full amount of such holder’s options to acquire the Company’s common stock as of November 16, 2003 but not assuming the exercise of options held by any other holder.
(2)	Includes 430 shares held by William Peavey as custodian FBO Ryan P. Peavey under CA UTMA.

You should consider carefully the risk factors beginning on page 4 of the prospectus before purchasing any of the common stock of Artisan Components, Inc. offered under the prospectus.

Neither the Securities and Exchange Commission nor any state securities

Commission has approved or disapproved of these

Securities, or determined if this prospectus is truthful

or complete. Any representation to the

contrary is a criminal offense.

The date of this Prospectus Supplement is September 24, 2003.